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                                                                    EXHIBIT 99.1

                             1998 STOCK OPTION PLAN
                                       OF
                               JTA RESEARCH INC.

                                    ARTICLE I
                               GENERAL PROVISIONS

        1.1 Purpose. JTA Research, Inc. (the "Company") proposes to grant to selected key employees (including officers and directors who are employees) of the Company (hereinafter referred to as "Eligible Employees") and to key persons performing services as independent contractors and not as employees or members of the Board of Directors ("Eligible Consultants") options to purchase shares of Common Stock, no par value, of the Company ("Common Stock") for the purposes of
(i) furnishing to such Eligible Employees and Eligible Consultants incentives to improve operations and increase profits of the Company, (ii) encouraging such Eligible Employees to accept or continue employment with the Company and its subsidiaries, and (iii) encouraging Eligible Consultants to begin or continue providing services to the Company. Such options wilt be granted pursuant to the plan herein set forth, which shall be known as the 1998 Stock Option Plan of JTA Research, Inc. (herein referred to as the "Plan").

        The Company also proposes to grant to members of the Board of Directors of the Company (the "Board") who are not officers or employees of the Company at the time of a grant (hereinafter referred to as "Non-Employee Directors") options to purchase shares of Common Stock pursuant to the Plan. The purpose of such grants is to (i) provide incentives for highly qualified individuals to stand for election to the Board and continue service on the Board, (ii) provide incentives to promote long-term shareholder value, and (iii) promote a greater identity of interest between Non-Employee Directors and the Company's shareholders.

        Eligible Employees, Eligible Consultants and Non-Employee Directors who are granted options pursuant to the Plan are sometimes collectively referred to herein as "Optionees."

        1.2 Shares Subject to the Plan. Subject to adjustment as provided in
Section 1.8 (the "Adjustment Provisions"), the aggregate number of shares of Common Stock to be delivered upon exercise of all options granted under the Plan shall not exceed 2,100,000 shares. The shares of Common Stock issuable upon exercise of options granted under the Plan may be authorized and unissued shares or reacquired shares. In the event the number of shares to be delivered upon the exercise in full of any option granted under the Plan is reduced for any reason whatsoever or in the event any option granted under the Plan for any reason shall expire or shall terminate unexercised as to all or any shares covered thereby, the number of shares no longer subject to any such option shall thereupon be released from such option and shall thereafter be available to be re-optioned under the Plan, subject to the limitations, if any, imposed by the Internal Revenue Code of 1986, as amended (the "Code") on the availability for regrant of options previously granted pursuant to Article III. The Board or such committee of the Board as is specifically authorized by the Board in the future to administer the Plan in lieu of the Board (the "Committee") shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding options under the Plan, and/or (ii) with the consent of the affected

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holders of options, the cancellation of any outstanding options under the Plan and the grant in substitution therefor of new options under the Plan pursuant to terms consistent therewith, covering the same or different numbers of shares of stock, provided, however, that no option granted pursuant to Article III shall be repriced or regranted on terms that would constitute a "modification" within the meaning of Section 424(h)(3) of the Code which would disqualify such option as an incentive stock option described in Section 422 of the Code unless the Company and the holder of such option shall so agree. Shares issued pursuant to the exercise of options granted under the Plan shall be fully paid and nonassessable.

        1.3    Administration of the Plan.

               1.3.1 Generally. Subject to the provisions of the Plan, the Board (or, if it is so authorized by the Board, the Committee) shall administer the Plan. All references herein to the "Board" shall, when referring to the administration of the Plan, be deemed to refer to the Committee if the Committee has been authorized to administer the Plan in lieu of the Board. The Board shall have the authority to (a) determine the provisions of the options to be granted under the Plan, (b) interpret the Plan and all options granted under the Plan, (c) adopt, amend or rescind such rules as it deems necessary for the proper administration of the Plan, (d) make all other determinations necessary or advisable for the administration of the Plan, and (e) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Board deems desirable to carry the Plan or any option into effect.

               1.3.2 Committee. If a Committee is authorized to administer the Plan, the Board shall have the power to add or remove members of the Committee from time to time, to fill vacancies thereon arising by resignation, death, removal, or otherwise, and shall designate a chairman from among the members of the Committee, which chairman shall preside at all meetings of the Committee. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. The actions of the Committee in exercising all of the rights, powers and authorities set out in the Plan, when performed in good faith and in its sole judgment, shall be final and conclusive. When appropriate, the Plan shall be administered in order to qualify certain of the options granted hereunder as "incentive stock options" described in Section 422 of the Code.

        1.4 Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan; provided, however, that each such amendment of the Plan (a) extending the period within which options may be granted under the Plan, (b) increasing the aggregate number of shares of Common Stock to be optioned under the Plan except as provided in the Adjustment Provisions, (c) materially modifying the requirements as to eligibility of employees or consultants receiving options under, or changing the eligibility of employees or consultants or class of employees or consultants to whom options may be granted under Article II or III, as applicable, or (d) materially increasing the benefits to optionees under the Plan, shall, in each case, be subject to approval by the shareholders of the Company; provided, further, however, that


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no amendment, suspension or termination of the Plan shall be made which may, without the consent of the holder of an option granted under Article II or III, terminate such option or adversely affect such person's rights in any material respect (except as set forth in the Plan). Furthermore, the Board may alter, amend, suspend, discontinue or terminate the Plan and any option granted hereunder, without the approval of the shareholders of the Company or any holder of any option thereby affected, if necessary in order to (a) enable the Plan and any option granted hereunder intended to be so qualified, to qualify for (i) the exemption provided by Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), (ii) the benefits provided under Section 422 of the Code, or (iii) the exclusion for qualified performance-based compensation under Section 162(m) of the Code and the applicable interpretive authority thereunder (including Treasury Regulation Section 1.162-27), and (b) comply with changes in the Code, the Employee Retirement Income Security Act or any other applicable law (including, with respect to any of the foregoing, changes in any rule, regulation or other interpretive authority).

        1.5 Granting of Options to Employees. The board shall have authority to grant, prior to the expiration date of the Plan, to (i) Eligible Employees, Eligible Consultants and Non-Employee Directors options to purchase, on the terms and conditions hereinafter set forth in Article II, and (ii) Eligible Employees options to purchase, on the terms and conditions hereinafter set forth in Article III, authorized but unissued, or reacquired, shares of Common Stock, provided such grants shall be made only to those Eligible Employees, Eligible Consultants and Non-Employee Directors, in such amounts and at such times as determined in the discretion of the Board, and, for this purpose, the Board may consider the Eligible Employee's, Eligible Consultant's or Non-Employee Directors office or position, degree of responsibility for, and contribution to, the growth and success of the Company, length of service, promotions, potential and any other factors which it may deem relevant. Options granted to Eligible Employees under Article III shall be "incentive stock options" within the meaning of Section 422(b) of the Code, and are hereinafter referred to as "incentive stock options." All other options granted to Eligible Employees and all options granted to Eligible Consultants under the Plan shall be granted pursuant to Article II, and are hereinafter referred to as "nonqualified options."

        1.6 Option Agreements. Each option granted under the Plan shall be evidenced by a written agreement between the Company and the applicable optionee and shall contain such terms and conditions, and may be exercisable for such periods, as may be approved by the Board, which terms and conditions need not be identical but which must be in compliance with the terms and provisions hereof.

        1.7 Effective Date: Termination of Plan. The Plan shall become effective as of the date the Plan is approved by the shareholders of the Company (the "Effective Date"). Except with respect to options then outstanding, if not sooner terminated under Section 1.4, the Plan shall terminate upon, and no further options shall be granted after, the expiration of ten (10) years from the Effective Date.


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        1.8    Adjustment of Shares.

                      (a) Reorganizations, Etc. If at any time or from time to
               time after the grant of any option hereunder there is a capital reorganization of the Common Stock, or a recapitalization, stock split, stock dividend or combination of shares with respect to the Company's outstanding Common Stock, then the Optionee shall be entitled to receive upon the exercise of such option, in lieu of the Common Stock, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon exercise of such option would have been entitled as a result of such event. Such adjustment in an outstanding option granted under the Plan shall be made without change in the total price applicable to such option or the unexercised portion of such option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in exercise price per share. Any adjustment of an incentive stock option pursuant to this Section 1.8 shall be made in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

                      (b) Mergers; Acquisitions (where the Company survives). If the Company shall merge with another corporation and the Company is the surviving corporation in such merger and under the terms of such merger the Common Stock outstanding immediately prior to the merger remain outstanding and unchanged, any option granted hereunder shall continue to apply to the Common Stock then subject thereto and shall also pertain and apply to any additional securities and other property, if any, to which a holder of the number of shares of Common Stock deliverable upon exercise of such option would have been entitled as a result of the merger.

                      (c) Other Corporate Changes. If (i) the Company shall not
               be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company),
               (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, or (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), (each such event is referred to herein as a "Corporate Change"), then all options granted hereunder (including both vested and unvested portions), shall terminate immediately prior to such Corporate Change, unless exercised prior to such time. Notwithstanding the above, the Board may, in its sole discretion, determine: (A) that all outstanding Options, including that portion not then otherwise vested, shall become exercisable in full effective immediately prior to the consummation of the Corporate Change, provided that the exercise of any such option that would not have been vested in the absence of the Corporate Change shall be conditioned


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               upon the occurrence of the Corporate Change (i.e., so that if the
               Corporate Change does not subsequently occur, the unvested portion of the option shall vest according to its original terms), or (B) that the outstanding Options shall not terminate upon the occurrence of the Corporate Change, and that their vesting provisions shall not be amended, but instead that following such Corporate Change each holder of an Option shall be entitled to receive upon the exercise of the Option, in lieu of the Common Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation, resulting from such Corporate Change, to which a holder of the number of shares of Common Stock deliverable upon exercise would have been entitled on such Corporate Change. The Board's determination to accelerate the vesting of the outstanding Options prior to a Corporate Change, or to permit the Options to survive the Corporate Change as set forth above, shall be effective only if made pursuant to a majority vote of the Board taken in accordance with the Bylaws of the Company and applicable law. In addition, in no event shall any incentive stock option, without the consent of the holder thereof, first become exercisable pursuant hereto if the result would be to cause such option, when granted, not to be treated as an incentive stock option (whether or not by reason of the possible future violation of the annual limitation set forth in Section
               3.3.3 or otherwise).

        1.9 Foreign Options and Rights. The Board may grant options to Eligible Employees, Eligible Consultants and Non-Employee Directors who are subject to the tax laws of nations other than the United States, which options may have terms and conditions as determined by the Board as necessary to comply with applicable foreign laws. The Board may take any action which it deems advisable to obtain approval of any such option by the appropriate foreign governmental entity; provided, however, that no such option may be granted pursuant to this Section 1.9 and no action may be taken which would result in a violation of the Act, the Code or any other applicable law.

        1.10 General Terms and Conditions of Options. Options granted under the Plan shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with law or the Article pursuant to which such option was granted, as the Board shall deem desirable:

        1.10.1 Manner of Exercise. In order to exercise all or a portion of any option granted under the Plan, an Optionee shall deliver to the Company payment in full of the shares then being purchased, together with any required withholding tax. The payment of such exercise price and any required withholding tax shall be in cash. If the Board so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares. An option agreement may, in the discretion of the Board, provide for other methods to pay for, or otherwise exercise, an option, including, without limitation, a "net exercise" provision under which an in-the-money option is exchanged for shares pursuant to a formula set forth therein. An option agreement also may, in the discretion of the Board, provide for the withholding of federal, state or local income tax upon exercise of an option from any cash or stock remuneration (from the Plan or otherwise), then or thereafter payable by the Company to


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        the Optionee. To the extent provided by the terms of an option agreement, the Optionee may, at the discretion of the Board, satisfy any mandatory federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an option by any of the following means or by a combination of such means: (1) tendering cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Optionee as a result of the exercise or acquisition of stock under the option provided that such arrangement will not result in a charge to the Company's reported earnings in excess of that which the Company is willing to accept; or
        (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company that have been held for the greater of (i) six (6) months, or (ii) the period required to avoid a charge to the Company's reported earnings in excess of that which the Company is willing to accept. The exercise of the option may be conditioned upon the receipt by the Company of satisfactory evidence of the Optionee's satisfaction of any withholding obligations.

               1.10.2 Options Not Transferable. No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution and, during the lifetime of the Optionee, such option shall be exercisable only by the Optionee. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any option granted under the Plan, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Board, result in forfeiture of the option with respect to the shares involved in such attempt.

               1.10.3 Listing and Registration of Shares. Each option granted under the Plan shall be subject to the requirement that if at any time the Board determines, in its discretion, that the listing, registration, or qualification of the shares subject to such option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Board.

               1.10.4 Amendments. The Board may, with the consent of the person or persons entitled to exercise any outstanding option granted under the Plan, amend such option; provided, however, that any such amendment shall be subject to shareholder approval when required in Section 1.4. The Board may at any time or from time to time, in its discretion, in the case of any option previously granted under the Plan (other than an option granted to a Non-Employee Director) which is not then immediately exercisable in full, accelerate the time or times at which such option may be exercised to any earlier time or times. Any amendment of an incentive stock option pursuant to this Section 1.10.4 shall be made in such manner as not to constitute a "modification" within the meaning of
        Section 424(h)(3) of the Code.


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               1.10.5 Certain Definitions. For purposes hereof, the following terms shall have the meanings set forth below:

                      (a) The "Fair Market Value" of corporate stock shall mean:

                          (i) If the stock is then "Publicly Traded" (as defined
                      below): The closing price of the stock of that class as of the day in question (or, if such day is not a trading day in the principal securities market or markets for such stock, on the nearest preceding trading day), as reported with respect to the market (or the composite of markets, if more than one) in which shares of such stock are then traded, or, if no such closing prices are reported, on the basis of the mean between the high bid and low asked prices that day on the principal market or quotation system on which shares of such stock are then quoted, or, if no so quoted, as furnished by a professional securities dealer making a market in such stock selected by the Board or Committee.

                          (ii) If the stock is then not Publicly Traded: The
                      price at which one could reasonably expect such stock to be sold in an arm's length transaction, for cash, other than on an installment basis, to a person not employed by, controlled by, in control of or under common control with the issuer of such stock. Such Fair Market Value shall be that which has currently or most recently been determined for this purpose by the Board, or at the discretion of the Board by an independent appraiser or appraisers selected by the Board, in either case giving due consideration to recent transactions involving shares of such stock, if any, the issuer's net worth, prospective earning power and dividend-paying capacity, the goodwill of the issuer's business, the issuer's industry position and its management, that industry's economic outlook, the values of securities of issuers whose stock is Publicly Traded and which are engaged in similar businesses, the effect of transfer restrictions to which such stock may be subject under law and under the applicable terms of any contract governing such stock, the absence of a public market for such stock and such other matters as the Board or its appraiser or appraisers deem pertinent. The determination by the Board or its appraiser or appraisers of the Fair Market Value shall, if not unreasonable, be conclusive and binding notwithstanding the possibility that other persons might make a different, and also reasonable, determination. If the Fair Market Value to be used was thus fixed more than sixteen (16) months prior to the day as of which the Fair Market Value is being determined, it shall in any event be no less than the book value of the stock being valued at the end of the most recent period for which financial statements of the issuer are available.

                      (b) Corporate stock is "Publicly Traded" if stock of that
               class is listed or admitted to unlisted trading privileges on a national securities exchange or on the Nasdaq National Market or if sales or bid and offer quotations are reported for


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               that class of stock in the automated quotation system ("NASDAQ")
               operated by the National Association of Securities Dealers, Inc.

                      (c) An individual's "Immediate Family" includes only his
               or her spouse, parents or other ancestors, and children and other direct descendants of that individual or of his or her spouse (including such ancestors and descendants by adoption).

               1.10.6 Miscellaneous.

                      (a) The person or persons entitled to exercise, or who
               have exercised, any option granted under the Plan shall not be entitled to any rights as a shareholder of the Company with respect to any shares subject to such option until such person shall have become the beneficial owner of such shares.

                      (b) No option granted under the Plan shall be construed as limiting any right which the Company or any subsidiary of the Company may have to terminate at any time, with or without cause, the employment of any person to whom such option has been granted.

                      (c) Notwithstanding any provision of the Plan or the terms of any option granted under the Plan, the Company shall not be required to issue any shares hereunder or thereunder if such issuance would, in the judgment of the Board, constitute a violation of any state or Federal law or of the rules or regulations of any governmental regulatory body.

                      (d) The Board may require any person who exercises an
               incentive stock option to give prompt notice to the Company of any disposition of shares of Common Stock acquired upon exercise of an incentive stock option within one (1) year after the transfer of shares to such person.

        1.11   Company Repurchase Option.

               1.11.1 Grant. The Company shall have, and by acceptance of an option each Optionee shall be deemed to grant to the Company, an option (the "Company Repurchase Option") to purchase from the Optionee all of the shares of Common Stock purchased from the Company upon the exercise of any option. Such Company Repurchase Option shall have a term commencing upon the date of exercise of the Optionee's option and terminating at 5:00 p.m., Los Angeles Time, on that date (the "Termination Date") two years thereafter (provided that if such Termination Date is a not a business day (which shall be defined as any day that is not a Saturday, Sunday or day on which banks in California are not open for business)), then the Termination Date shall be the next business day.

        1.11.2 Exercise Price. The exercise price for the Company Repurchase Option shall be equal to the exercise price paid by the Optionee upon exercise of the corresponding option, plus five percent (5%) per annum, pro rated on a daily basis to the date of exercise of the Company Repurchase Option. Such exercise price shall be


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        payable in full by Company check or in cash at the time of exercise of the Company Repurchase Option.

               1.11.3 Assignment. If the Company is unable to exercise the Company Repurchase Option due to the application of Section 500 et seq. of the California Corporations Code, or believes in good faith that it is unable to do so for such reason, the Company may assign the Company Repurchase Option to an affiliate of the Company or such other person as may be approved by the Board.

               1.11.4 Manner of Exercise. The Company Repurchase Option may be exercised by providing written notice of such exercise to the Optionee in question and tendering payment of the exercise price. Such notice shall be effective if deposited in the United States Mail, first class postage prepaid, addressed to the Optionee at his or her address as maintained on the books and records of the Company. Any notice given in such manner shall be effective to exercise the Company Repurchase Option, regardless whether such notice is actually received by the Optionee. Upon notice and tender of payment given as set forth above, the Company Repurchase Option shall be validly exercised, and the Common Stock subject thereto shall be transferred to the Company (or its assignee), regardless whether the certificate representing such Common Stock is endorsed or delivered to the Company. By acceptance and exercise of the option, the Optionee appoints the Secretary of the Company as his attorney in fact to transfer the Common Stock on the books and records of the Company and to execute, on behalf of such Optionee, all stock powers and other documents necessary to effect such transfer.

               1.11.5 Proxy. By exercising an option, an Optionee shall be deemed to grant to the Company or an officer of the Company selected by the Board an irrevocable proxy to vote, on all corporate questions, all of the Common Stock purchased upon exercise of such option. Such proxy is granted in connection with the grant of the Company Repurchase Option, and shall continue in full force and effect until the Company Repurchase Option expires or is exercised.

               1.11.6 Legend. The form of option issued to the Optionee at the time of grant, and the certificate for any Common Stock issued upon the exercise, shall contain a legend or other written terms reflecting the existence of the Company Repurchase Option, and the proxy set forth above.

                                   ARTICLE II
                              NONQUALIFIED OPTIONS

        2.1 Eligible Employees. All Eligible Employees, Eligible Consultants and Non-Employee Directors shall be eligible to receive nonqualified options under this Article II.

        2.2 Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each nonqualified option granted under Article II shall be determined by the Board and may be more or less than, or equal to, the fair market value per share of Common Stock at the time of grant as determined by the Board. The exercise price


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for each nonqualified option shall be subject to adjustment as provided in the
Adjustment Provisions.

        2.3 Terms and Conditions of Options. Nonqualified options granted under this Article II shall be in such form as the Board may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Board shall deem desirable:

               2.3.1 Option Period and Conditions and Limitations on Exercise. No nonqualified option shall be exercisable by an Eligible Employee or Eligible Consultant later than the date which is the date determined by the Board upon the grant thereof (the "Nonqualified Option Expiration Date") which shall be no later than ten (10) years after the date of grant. To the extent not prohibited by other provisions of the Plan, each nonqualified option granted to an Eligible Employee or Eligible Consultant shall be exercisable at such time or times as the Board in its discretion may determine at or prior to the time such option is granted. In the event the Board makes no such determination, each nonqualified option granted to an Eligible Employee or Eligible Consultant shall be exercisable from time to time, in whole or in part, at any time prior to the Nonqualified Option Expiration Date.

               2.3.2 Termination of Employment or Relationship as Eligible Consultant; Death. For purposes of this Article 11 and each nonqualified option granted under this Article 11, an Eligible Employee's employment and a Eligible Consultant's relationship with the Company shall be deemed to have terminated at the close of business on the day preceding the first date on which such Eligible Employee or Eligible Consultant no longer for any reason whatsoever (including the death of such Eligible Employee or Eligible Consultant) is employed by, or has a relationship with, the Company or a subsidiary of the Company. An Eligible Employee shall be considered to be in the employment of the Company or a subsidiary of the Company as long as such Eligible Employee remains an employee of the Company or a subsidiary of the Company, whether active or on any authorized leave of absence. An Eligible Consultant shall be considered to have a relationship with the Company as long as such Eligible Consultant has an executory assignment from Company personnel authorized to make such an assignment. Any question as to whether and when there has been a termination of such employment or relationship, and the cause of such termination, shall be determined by the Board and its determination shall be final and conclusive. If an Eligible Employee's employment or a Eligible Consultant's relationship is terminated for any reason whatsoever (including the death of such Eligible Employee or Eligible Consultant), each nonqualified option thereunto granted under this Article II and all rights thereunder shall wholly and completely terminate as follows:

                      (a) With respect to nonqualified options not then
               exercisable, at the time the Eligible Employee's employment or a Eligible Consultant's relationship is terminated; and


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

                      (b) With respect to nonqualified options then exercisable:

                          (i) At the time the Eligible Employee's employment or
                      a Eligible Consultant's relationship is terminated if the Eligible Employee's employment or the Consultant's relationship is terminated because such person has committed fraud, theft or embezzlement against the Company or a subsidiary, affiliated entity or customer of the Company, or for conflict of interest (other than legitimate competition); or

                          (ii) At the expiration of a period of six (6) months
                      after the Eligible Employee's or Eligible Consultant's death (but in no event later than the Nonqualified Option Expiration Date) if the Eligible Employee's employment or Eligible Consultant's relationship is terminated by reason of such person's death. Any such nonqualified option may be exercised by the Eligible Employee's or Eligible Consultant's estate or by the person or persons who acquire the right to exercise such nonqualified option by bequest or inheritance; or

                          (iii) At the expiration of a period of six (6) months
                      (but in no event later than the Nonqualified Option Expiration Date) after the Eligible Employee's employment is terminated or the Eligible Consultant's relationship, if the Eligible Employee's employment has terminated because such person's disability; or

                          (iv) At the expiration of a period of thirty (30) days
                      after the Eligible Employee's or Eligible Consultant's employment or relationship is terminated (but in no event later than the Nonqualified Option Expiration Date) if the Eligible Employee's employment or Eligible Consultant's relationship is terminated for any reason (including his or her retirement) other than the reasons specified in
                      Section 2.3.2(b)(i)-(iii).

               2.3.3  Termination of Directorship; Death. For purposes of this
        Article II and each nonqualified option granted under this Article II, a Non-Employee Director's directorship shall be deemed to have terminated at the close of business on the day preceding the first date on which he ceases to be a member of the Board for any reason whatsoever (including the death of such Non-Employee Director). If a Non-Employee Director's directorship is terminated for any reason (including the death of such Non-Employee Director), each nonqualified option thereunto granted under this Article II and all rights thereunder shall wholly and completely terminate as follows:

                      (a) With respect to nonqualified options not then
               exercisable, at the time the Non-Employee Director's directorship is terminated; and

                      (b) With respect to nonqualified options then exercisable:

                          (i) At the time the Non-Employee Director's
                      directorship is terminated if his directorship is terminated as a result of his removal from the Board for cause (other than disability); or


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

                          (ii) At the expiration of a period of six (6) months
                      after the Non-Employee Director's death (but in no event later than the Option Expiration Date) if the Non-Employee Director's directorship is terminated by reason of his death. A nonqualified option granted under this Article II may be exercised by the Non-Employee Director's estate or by the person or persons who acquire the right to exercise such nonqualified option by bequest or inheritance; or

                          (iii) At the expiration of a period of six (6) months
                      after the Non-Employee Director's directorship is terminated as a result of such person's resignation or removal from the Board because of disability (but in no event later than the Option Expiration Date); or

                          (iv) At the expiration of a period of thirty (30) days
                      after the Non-Employee Director directorship is terminated (but in no event later than the Option Expiration Date) if the Non-Employee Director's directorship is terminated for any reason other than the reasons specified in Section 2.3.3(b)(i)-(iii).

                                   ARTICLE III
                             INCENTIVE STOCK OPTIONS

        3.1 Eligible Employees. All Eligible Employees shall be eligible to receive incentive stock options under this Article III.

        3.2 Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each incentive stock option granted hereunder shall be equal to the Fair Market Value per share of Common Stock at the time of grant as determined by the Board; provided, however, that in the case of an Eligible Employee who, at the time such incentive stock option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation, within the meaning of Section 422(b)(6) of the Code (a "10% Eligible Employee"), the exercise price per share shall be at least 110% of the Fair Market Value per share of Common Stock at the time of grant. The exercise price for each incentive stock option shall be subject to adjustment as provided in Section 1.8.

        3.3 Term and Conditions of Options. Incentive stock options shall be in such form as the Board may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article III, as the Board shall deem desirable:

        3.3.1 Option Period and Conditions and Limitations on Exercise. No incentive stock option shall be exercisable with respect to any of the shares subject to such incentive stock option later than the date which is the date determined by the Board upon the grant thereof (the "ISO Expiration Date"), which shall be no later than ten (10) years after the date of grant; provided, however, that in the case of any 10% Eligible Employee, the ISO Expiration Date of any incentive stock option granted thereto shall not be later than five (5) years after the date of


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

such grant. To the extent not prohibited by other provisions of the Plan, each incentive stock option shall be exercisable at such time or times as the Board in its discretion may determine at or prior to the time such incentive stock option is granted. In the event the Board makes no such determination, each incentive stock option shall be exercisable from time to time, in whole or in part, subject to the monetary limitations set forth in Section 3.3.3, at any time prior to the ISO Expiration Date.

        3.3.2 Termination of Employment; Death. For purposes of this Article III and each incentive stock option granted hereunder, an Eligible Employee's employment shall be deemed to have terminated at the close of business on the day preceding the first date on which such Eligible Employee is no longer for any reason whatsoever (including the death of such Eligible Employee) employed by the Company or a subsidiary of the Company. An Eligible Employee shall be considered to be in the employment of the Company or a subsidiary of the Company as long as such Eligible Employee remains an employee of the Company or a subsidiary of the Company, whether active or on any authorized leave of absence. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Board and its determination shall be final and conclusive. If an Eligible Employee's employment is terminated for any reason whatsoever (including the death of such Eligible Employee), each incentive stock option thereunto granted hereunder and all rights thereunder shall wholly and completely terminate as follows:

                      (a) With respect to incentive stock options not then
               exercisable, at the time the Eligible Employee's employment is terminated; and

                      (b) With respect to incentive stock options then
               exercisable:

                          (i) At the time the Eligible Employee's employment is
                      terminated if his employment is terminated because he is discharged for fraud, theft or embezzlement committed against the Company or a subsidiary, affiliated entity or customer of the Company, or for conflict of interest (other than legitimate competition); or

                          (ii) At the expiration of a period of six (6) months
                      after the Eligible Employee's death (but in no event later than the ISO Expiration Date) if the Eligible Employee's employment is terminated by reason of his death. An incentive stock option granted under this Article III may be exercised by the Eligible Employee's estate or by the person or persons who acquire the right to exercise such incentive stock option by bequest or inheritance; or

                          (iii) At the expiration of a period of six (6) months
                      (but in no event later than the ISO Expiration Date) after the Eligible Employee's employment is terminated if the Eligible Employee's employment has terminated because of retirement or disability ; or

                          (iv) At the expiration of a period of thirty (30) days
                      after the Eligible Employee's employment is terminated (but in no event later than


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

                      the ISO Expiration Date) if the Eligible Employee's employment is terminated for any reason (including retirement) other than the reasons specified in Section 3.3.2(b)(i)-(iii).

               In the event and to the extent that an incentive stock option granted under this Article III is not exercised (i) within three
               (3) months after the Eligible Employee's employment is terminated because of retirement or disability not within the meaning of
               Section 22(e)(3) of the Code, or (ii) within one (1) year after the Eligible Employee's employment is terminated because of disability within the meaning of Section 22(e)(3) of the Code, such option shall be taxed as a nonqualified option.

        3.3.3 Limitation on Amount. Notwithstanding any other provision of the Plan, the aggregate fair market value (determined as of the time an incentive stock option is granted, based upon the calculation of the exercise price as provided in Section 3.2) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an Eligible Employee, under all incentive stock option plans of the Company and its subsidiaries, during any calendar year cannot exceed $100,000 or such other maximum amount permitted under Section 422(d) of the Code. If the date on which one or more of such incentive stock options could first be exercised would be accelerated pursuant to any provision of the Plan or any option agreement, and the acceleration of such exercise date would result in a violation of the monetary restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such incentive stock options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event the exercise date of the incentive stock options with the lowest option prices shall be accelerated to the earliest such dates. The Board may, in its discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the monetary restriction set forth in the first sentence of this Section 3.3.3 and even if such incentive stock options were thereby converted in whole or in part to nonqualified options.


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